Exhibit 99.1

NEWS RELEASE

Golden Queen Announces Financial Results

for the Second Quarter of 2018

VANCOUVER, BRITISH COLUMBIA – August 9, 2018 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) announces its financial results for the quarter ended June 30, 2018 at its 50%-owned Soledad Mountain gold-silver mine (the “Mine”) located south of Mojave, California. The financial results were filed today on Form 10-Q with the United States Securities and Exchange Commission. Unless otherwise stated, all amounts are illustrated in thousand US dollars and reflect 100% of the financial results of Golden Queen Mining Company, LLC (“GQM LLC”), the Company’s 50%-owned subsidiary that holds the Mine unless otherwise stated.

SECOND QUARTER OPERATIONAL HIGHLIGHTS

•	Gold production of 9,976 ounces
•	Silver production of 99,846 ounces
•	Average gold and silver grade placed this quarter was 0.020 ounces per ton gold and 0.347 ounces per ton silver

KEY METRICS

Mining	Q2’18	Q1’18	Q4’17	Q3’17	Q2’17
Ore mined (‘000 tons)	1,473	1,135	973	928	1,010
Waste mined: ore mined ratio	1.7:1	2.3:1	3.7:1	4.3:1	3.7:1
Gold grade placed (oz/ton)	0.020	0.019	0.012	0.013	0.016
Silver grade placed (oz/ton)	0.347	0.313	0.225	0.180	0.201
Gold sold (oz)	9,892	6,529	9,971	12,255	12,653
Silver sold (oz)	96,127	53,612	73,501	47,977	53,514
Total cash costs ($/t placed) (1)	16.56	18.06	17.58	16.99	13.48
Apparent gold cumulative recovery(1) (%)	69.1	71.5	75.5	73.0	68.0
Apparent silver cumulative recovery(1) (%)	27.7	27.1	27.4	25.8	25.3

Financial(1)	Q2’18	Q1’18	Q4’17	Q3’17	Q2’17
Revenue ($000)	14,485	9,585	13,939	16,496	16,822
Income (loss) from mine operations ($000)	2,991	(6,449)	(5,512)	(1,839)	773
General & administrative expenses ($000)	(879)	(1,254)	(1,936)	(1,171)	(712)
Total other income (expenses) ($000)	(1,508)	(1,360)	1,396	(214)	1,131
Net & comprehensive income (loss) ($000)	602	(9,063)	(1,327)	(3,224)	1,192
Net & comprehensive income (loss) attributable to LTD ($000)	(632)	(5,417)	2,188	(1,889)	962
Average realized gold price(1) ($/oz sold)	1,302	1,330	1,275	1,280	1,262
Average realized silver price(1) ($/oz sold)	16.62	16.70	16.61	16.89	17.10

(1)	Total cash costs, apparent cumulative recovery and All-in sustaining costs (see below) are financial performance measures with no standard meaning under General Accounting Accepted Principles in the US (“US GAAP”). See below in this news release for information on non-GAAP measures used in this news release.

SECOND QUARTER FINANCIAL HIGHLIGHTS

•	Attributable net loss for the second quarter totaled $0.6 million, or $(0.00) loss per share, on a basic and diluted basis
•	Revenue totaled $14.5 million in the second quarter
•	Gold sold in the second quarter totaled 9,892 ounces at an average realized gold price of $1,302 per ounce
•	Silver sold in the second quarter totaled 96,127 ounces at an average realized silver price of $16.62 per ounce
•	Cash balances as at June 30, 2018 totaled $10.5 million
•	Total cash costs net of by-product credits of $730 per ounce produced for the second quarter
•	All-in sustaining costs(2) of $1,045 net of by-product credits per ounce produced for the second quarter

During the second quarter ended June 30, 2018, the net loss attributable to the Company was $0.6 million (or $0.00 on a basic and diluted basis), compared to a net gain of $0.9 million (or $0.01 on a basic and diluted basis), for the corresponding period in 2017.

The Company had revenues from operations during the three months ended June 30, 2018 in the amount of $14.5 million from the sales of 9,892 ounces of gold and 96,127 ounces of silver. The Company’s operational revenue during the three months ended June 30, 2017 was $16.9 million.

The Company had, on a consolidated basis, $28.4 million in current assets, including $10.5 million in cash, and a working capital deficit of $9.8 million as at June 30, 2018, compared with $12.7 million in assets, including $2.9 million in cash, and working capital deficit of $13.1 million as at December 31, 2017.

The financial position and results for the quarter ended June 30, 2018 are summarized in the tables below and are presented on a 100% project ownership basis unless otherwise noted (the figures on the table are expressed in thousands of US dollars, except share amounts, unless otherwise noted):

Financial Position	Q2’18	Q1’18	Q4’17	Q3’17	Q2’17
Cash	10,538	18,230	2,937	4,683	6,284
Prepaid expenses & other current assets	792	685	699	344	559
Inventories	17,108	9,928	9,028	11,952	12,399
Property, plant, equipment & mineral interests	141,407	141,641	141,848	141,194	140,174
Advance minimum royalties	304	304	304	304	304
Total assets	170,149	170,788	154,816	158,477	159,742
Working capital (deficit)	(9,792)	10,937	(13,102)	(9,088)	(3,898)
Current liabilities	38,230	17,906	25,766	26,067	23,162
Long-term liabilities	18,916	40,518	42,036	44,135	45,129
Shareholders’ equity	95,494	89,608	62,800	62,654	65,295

Net Income	Q2’18	Q1’18	Q4’17	Q3’17	Q2’17
Net Income (loss) & comprehensive income (loss) attributable to Golden Queen	(632)	(5,417)	2,188	(1,889)	962
Basic & diluted income (loss) per share attributable to the Company	$(0.00)	$(0.03)	$0.02	$(0.02)	$0.01

MINING

Operations during the first half of 2018 have shown continued improvement in gold ounces loaded on the pad and mining of the East Pit is progressing as scheduled. For the second quarter, ore mining was 49% higher in the East Pit than contemplated in the mine plan as a result of a lower stripping ratio. In addition, the ore grade was higher by 26%. A significant amount of ore has been stockpiled during the second quarter and the ore quantity contained within the stockpile was over 750k tons at the end of June 2018.

During the second half of 2017, the mine produced and sold more gold than the recoverable ounces placed on the pad during the same period, effectively depleting the leach pad inventory of its gold loaded solution. Consequently, in the first quarter 2018, gold production was significantly reduced. The monthly recoverable gold ounces loaded on the leach pad have steadily increased since September 2017, but the positive impact on production has only begun during the second quarter of 2018.

In the process area, pad-loading tonnage and average grade are increasing compared to the past two quarters. Modifications have been made to the secondary plant during the quarter that have increased both the throughput and the run-time. Gold precipitation has increased, although not steadily, from the low period of January 2018. In June, there was a dip in ounces precipitated due to the move to stack the second lift on leach pad – phase 2. Leach solutions had to penetrate twice the amount of leach material, delaying gold flow to the Merrill-Crowe Plant. As a result of higher grades in the East Pit and the improved plant throughput, gold production is anticipated to continue increasing throughout the remainder of this year. Leaching performance is currently matching the feasibility study, with the total apparent gold recovery to June 30, 2018 of 69.1%, which management believes is on track to achieve the life of mine 80% gold recovery.

In the second quarter of 2018, the Company continued to develop the East Pit. It is anticipated that the transition to the East Pit will provide the majority of ore production for at least the next two years where higher ore tonnage and grade and lower waste tons are expected. The plan is to increase the delivery of ounces to the leach pad by selectively mining higher grade tons as much as practical.

A total of 19,520 feet of reverse circulation drilling was completed during first quarter. This drill program was designed to increase confidence in the currently modelled ore grades and tonnage associated with the Golden Queen vein structure, to improve the Company’s understanding of the Patience vein structure potentially adding ounces to the Company’s reserves and to investigate the Silver Queen vein structure (where historical underground development is illustrated on historic maps but not evidenced in historic extraction reports). The drill results were analyzed during the second quarter. A new life of mine plan is anticipated during the third quarter.

As well, the Company is in the process of permitting additional infrastructure for ongoing operations and planned activities that are expected to extend the mine life of Soledad Mountain beyond the initial 11 years contemplated in the 2015 Feasibility Study.  The process is anticipated to take approximately one to two years.

For the three months ended June 30, 2018, the Company recorded aggregate sales in the amount of $4 thousand dollars. In 2017, the Company was added to the California AB 3098 list, which allows the Company to sell its aggregate to state and municipal agencies. The Company will not include the sale of aggregate in cash flow projections until such time as a long-term contract for the sale of products has been secured.

Technical Information

The scientific and technical content of this news release was reviewed, verified and approved by Golden Queen Mining Company LLC’s Timothy Mazanek, SME, a qualified person as defined by National Instrument 43-101.

About Golden Queen Mining Co. Ltd.:

Golden Queen is an emerging gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution with Respect to Forward-looking Statements: Except for statements of historical fact contained herein, the information in this press release includes certain “forward-looking information” or "forward-looking statements" within the meaning of applicable Canadian and U.S. securities legislation. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “will continue to”, or similar terminology. Forward-looking statements include but are not limited to, statements related to expected production rates, ore output and grade results, plans and intentions with respect to activities on the Project, and the results of ongoing drilling supporting past resource estimates. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Forward-looking information is based on reasonable assumptions that have been made by the Company as at the date of such information and is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of the Company to differ materially from statements in this press release regarding our intentions including, without limitation, risks and uncertainties regarding: accidents; equipment breakdowns; commodity prices; changes in planned work resulting from logistical, technical or other factors; that results of operations on the Project will not meet projected expectations due to any combination of technical or operational factors; and other risks and uncertainties disclosed in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2017. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors should not put undue reliance on forward-looking statements. Any forward-looking statement made by the Company in the press release is based only on information currently available to us and speaks only as of the date on which it is made. The Company does not undertake to update any forward-looking information that is contained or incorporated by reference herein, except in accordance with applicable securities laws.

NON-GAAP MEASURES: “Total cash costs” are common financial performance measures in the gold mining industry but with no standard meaning under US GAAP. Management believes that, in addition to conventional measures prepared in accordance with US GAAP, certain investors use this information to evaluate our performance and ability to generate cash flow. Accordingly, it is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with US GAAP. The measure, along with sales, is considered to be a key indicator of a Company’s ability to generate earnings and cash flow from its mining operations. Total cash cost figures are calculated in accordance with a standard developed by The Gold Institute, which was a worldwide association of suppliers of gold and gold products and included leading North American gold producers. The Gold Institute ceased operations in 2002, but the standard is the accepted standard of reporting cash cost of production in North America. Adoption of the standard is voluntary and the cost measures presented may not be comparable to other similarly titled measures of other companies. Other companies may calculate these measures differently. Total cash costs are derived from amounts included in the statement of operations and include direct mining costs and site general and administrative costs. The direct mining costs shown on the table below include mine site operating costs such as mining, processing, smelting, refining, third party transportation costs, advanced minimum royalties and production costs less silver metals revenues. Management has determined that silver metals revenues when compared with gold metals revenues, are immaterial and therefore are considered a by-product of the production of gold.